Exhibit 99.1

NEWS RELEASE

Williams Industrial Services Group Inc. ♦ 100 Crescent Centre Parkway, Suite 1240 ♦ Tucker, GA 30084

FOR IMMEDIATE RELEASE

Williams Reports Fourth Quarter 2020 Financial Results

Begins 2021 Positioned for Growth, Strong Operating Results, and Further Debt Reduction

ATLANTA, GA, March 31, 2021 – Williams Industrial Services Group Inc. (NYSE American: WLMS) (“Williams” or the “Company”), a construction and maintenance services company, today reported its financial results for the fiscal fourth quarter ended December 31, 2020.

Recent Highlights

●	Williams posted revenue of $64.1 million in the fourth quarter of 2020 compared with $66.8 million in the prior-year period; for the full year, revenue rose to $269.1 million from $245.8 million in 2019
●	The Company reported a net loss of $1.0 million, or $(0.04) per share, in the fourth quarter versus net income of $0.2 million, or $0.01 per share, in the fourth quarter of 2019
●	The 2020 fourth quarter included $1.8 million in charges related to the Company’s debt, $0.3 million of which were fees associated with the repayment of the Company’s prior credit facilities, without which earnings per share was $0.03
●	The Company reported net income from continuing operations of $2.0 million, or $0.08 per share, for the full year 2020 compared to $1.0 million, or $0.05 per share, for 2019; excluding the aforementioned $1.8 million charge relating to the repayment of the Company’s prior credit facilities, earnings per share from continuing operations was $0.15 in 2020
●	Adjusted EBITDA[1] was $4.0 million for the fourth quarter of 2020 compared with $4.2 million in the prior-year period and, for fiscal 2020, Adjusted EBITDA was $14.7 million compared with $12.6 million in 2019. Prior to adding back severance, professional, and other non-recurring operational expenses, EBITDA[1] was $14.3 million in 2020 compared with $9.7 million in 2019, an increase of 47%
●	As of December 31, 2020, the Company’s backlog was $443.9 million compared to $494.9 million as of December 31, 2019 and $457.9 million as of September 30, 2020, with approximately $165.3 million expected to be converted to revenue over the following twelve months; Williams is currently pursuing over $500 million of high-probability potential orders in its pipeline and anticipates booking at least $300 million in additional backlog by year end
●	The Company generated $17.4 million of operating cash in the fourth quarter of 2020 and reduced debt by $9.3 million

“The fourth quarter, while challenging from a revenue perspective, had several significant achievements that we believe positioned us well for 2021 and beyond,” said Tracy Pagliara, President and CEO of Williams. “Gross margins rose to 14.2%, we generated $17.4 million of cash from operations, refinanced our credit facilities, and reduced debt by $9.3 million. Adjusted for our refinancing costs, net income rose year-over-year, and we reported Adjusted EBITDA of $4.0 million for the quarter and $14.7 million for 2020 as a whole – at the high end of our guidance. Overall, I was pleased with our performance given a tough economic environment, and we began 2021 with a stronger balance sheet and increased financial flexibility.

“Since the start of the new year, we’ve uplisted to the NYSE American Stock Exchange – substantially expanding our prospective investor base – and issued guidance that builds upon our many successes in 2020. We anticipate that our continuing

1See NOTE 1—Non-GAAP Financial Measures in the attached tables for important disclosures regarding Williams’ use of EBITDA and Adjusted EBITDA, as well as a reconciliation of income (loss) from continuing operations to EBITDA and adjusted EBITDA.

Williams Industrial Services Group

March 31, 2021

efforts to diversify the Company, combined with an unwavering commitment to margin expansion and cost discipline, will bolster top line growth and drive higher EBITDA going forward. With the easing of COVID-19 travel restrictions and more favorable economic conditions, our business development activities are robust, and we are optimistic about building our backlog throughout the remainder of 2021. I am also confident that, just as we persevered through many storms in 2020, we will further execute on our strategic plan and consistently improve financial results in the quarters and years to come.”

Fourth Quarter 2020 Financial Results Compared to Fourth Quarter 2019

Revenue in the fourth quarter of 2020 was $64.1 million compared with $66.8 million in the fourth quarter of fiscal 2019, primarily reflecting $3.3 million of higher revenue from Canadian nuclear contracts and a $1.7 million increase related to decommissioning work, offset by a $9.7 million reduction in revenue tied to the Vogtle 3 & 4 nuclear construction project.

Gross profit was $9.1 million, or 14.2% of revenue, compared with $9.1 million, or 13.6% of revenue, in the prior-year period, with the higher margin reflecting improved business mix. Operating expenses were $6.5 million compared with $8.5 million in the fourth quarter of 2019, reflecting significantly lower general and administrative (G&A) expenses due to the Company’s streamlining initiatives. The fourth quarter of 2019 also included approximately $1.6 million of non-recurring severance, professional, and legal fees. The Company’s operating margin rose to 4.0% from 0.9% in the prior-year fourth quarter, reflecting the improvement in gross margin year-over-year and lower G&A. Interest expense was $1.4 million in the fourth quarter of fiscal 2020 versus $1.5 million in 2019.

On December 17, 2020, the Company announced that it had entered into new credit agreements as follows: (a) a $50.0 million term loan facility with Energy Impact Credit Fund (an affiliate of Energy Impact Partners), CION Investment Corporation, and CrowdOut Capital, which consists of a $35.0 million initial term loan and a $15.0 million delayed draw facility; and (b) a $30.0 million revolving credit facility with PNC Bank. As part of this refinancing, Williams booked a $1.5 million loss on the repayment of its prior credit agreements. Interest expense in fiscal 2021 is expected to be approximately $1.5 million lower than in 2020.

The Company reported a net loss of $1.0 million, or $(0.04) per share, in the fourth quarter of 2020 compared with net income of $0.2 million, or $0.01 per share, in the prior-year period. Excluding the aforementioned refinancing costs, the Company’s earnings per share was $0.03 in the fourth quarter of 2020.

Balance Sheet

As of December 31, 2020, the Company had $9.2 million of cash (including restricted cash) and $32.1 million of bank debt compared with $7.8 million of cash and $44.2 million of bank debt as of December 31, 2019. Debt was reduced by $9.3 million in the fourth quarter of 2020 – and by $12.1 million for fiscal 2020 as a whole – and the Company anticipates using its cash generation, supported by its significant net operating losses (NOLs), to further lower indebtedness in 2021.

Backlog

Total backlog as of December 31, 2020 was $443.9 million compared with $494.9 million at December 31, 2019 and $457.9 million as of September 30, 2020. The Company recognized revenue of $64.1 million in the fourth quarter, booked new awards of $37.4 million, and saw net adjustments and cancellations of $12.6 million, primarily reflecting work scope expansion.

	Three Months Ended December 31, 2020	Year Ended December 31, 2020
Backlog - beginning of period	$457,932	$494,904
New awards	37,436	184,087
Adjustments and cancellations, net	12,597	33,910
Revenue recognized	(64,115)	(269,051)
Backlog - end of period	$443,850	$443,850

Williams estimates that approximately $165.3 million, or 37.2%, of total backlog will be converted to revenue in the following twelve months. This compares with $191.3 million of backlog at December 31, 2019 and $166.7 million of backlog at September 30, 2020 that the Company anticipated would be converted to revenue over the succeeding twelve-month period.

Williams Industrial Services Group

March 31, 2021

Outlook

The Company reaffirmed previous guidance (issued February 8, 2021) for the current fiscal year.

2021 Guidance
Revenue:	$310 million to $320 million
Gross margin:	11% to 13%
SG&A:	7.75% to 8.25% of revenue
Adjusted EBITDA (from continuing operations)*:	$16 million to $18 million

*See Note 1 — Non-GAAP Financial Measures for information regarding the use of Adjusted EBITDA and forward-looking non-GAAP financial measures.

The Company expects that, as has been historically the case, that its first quarter will represent the lightest quarter in its 2021 results.

Webcast and Teleconference

The Company will host a conference call today, March 31, 2021, at 10:00 a.m. Eastern time. A webcast of the call and an accompanying slide presentation will be available at www.wisgrp.com. To access the conference call by telephone, listeners should dial 201-493-6780.

An audio replay of the call will be available later that day by dialing 412-317-6671 and entering conference ID number 13715809; alternatively, a webcast replay can be found at http://ir.wisgrp.com/, where a transcript will be posted once available.

About Williams

Williams Industrial Services Group has been safely helping plant owners and operators enhance asset value for more than 50 years. The Company provides a broad range of construction, maintenance and modification, and support services to customers in energy and industrial end markets. Williams’ mission is to be the preferred provider of construction, maintenance, and specialty services through commitment to superior safety performance, focus on innovation, and dedication to delivering unsurpassed value to its customers.

Additional information about Williams can be found on its website: www.wisgrp.com.

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of the term set forth in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements or expectations regarding the Company’s ability to perform in accordance with guidance, realize opportunities and successfully achieve its growth and strategic initiatives, including diversifying the Company, increasing its margins and managing costs, future demand for the Company’s services, expectations regarding future contract awards, revenues, Adjusted EBITDA and positive cash flow and other related matters. These statements reflect the Company’s current views of future events and financial performance and are subject to a number of risks and uncertainties, some of which have been, and may further be, exacerbated by the COVID-19 pandemic, including the Company’s level of indebtedness and ability to make payments on, and satisfy the financial and other covenants contained in, its debt facilities; its ability to engage in certain transactions and activities due to limitations and covenants contained in such facilities; its ability to generate sufficient cash resources to continue funding operations and the possibility that it may be unable to obtain any additional funding as needed or incur losses from operations in the future; exposure to market risks from changes in interest rates; failure to maintain effective internal control over financial reporting and disclosure controls and procedures; the Company’s ability to attract and retain qualified personnel, skilled workers, and key officers; failure to successfully implement or realize its business strategies, plans and objectives of management, and liquidity, operating and growth initiatives and opportunities, including its expansion into international markets; the loss of one or more of its significant customers; its competitive position; market outlook and trends in the Company’s industry, including the possibility of reduced investment in, or increased regulation of, nuclear power plants, declines in public infrastructure construction and reductions in government funding; costs exceeding estimates the Company uses to set fixed-price contracts; harm to the Company’s reputation or profitability due to, among other things, internal operational issues, poor subcontractor performances or subcontractor insolvency; potential insolvency or financial distress of third parties, including customers and suppliers; the Company’s contract backlog and related amounts to be recognized as revenue; its ability to maintain its safety record, the risks of potential liability and adequacy of insurance; adverse changes in the Company’s relationships with suppliers, vendors, and subcontractors; compliance with environmental, health, safety and other related laws and regulations; limitations or modifications to indemnification regulations of the U.S. or Canada; the Company’s expected financial condition, future cash flows, results of operations and future capital and other expenditures; the impact of general economic conditions including the current economic disruption and any recession resulting from the COVID-19 pandemic; the impact of the COVID-19 pandemic on the Company’s business, results of operations, financial condition, and cash flows; the potential for additional COVID-19 cases to occur at the Company’s active or future job sites, which potentially could impact cost and labor availability; information technology vulnerabilities and cyberattacks on the Company’s networks; the Company’s failure to comply with applicable laws and regulations, including, but not limited to, those relating to privacy and anti-bribery; the Company’s participation in multiemployer pension plans; the impact of any disruptions resulting from the expiration of collective bargaining agreements; the impact of natural disasters and other severe catastrophic events (such as the ongoing COVID-19 pandemic); the impact of changes in tax regulations and laws, including future income tax payments and utilization of net operating loss and foreign tax credit carryforwards; volatility of the market price for the Company’s common stock; the Company’s ability to maintain its stock exchange listing; the effects of anti-takeover provisions in the Company’s organizational documents and Delaware law; the impact of future offerings or sales of the Company’s common stock on the market price of such stock; expected outcomes of legal or regulatory proceedings and their anticipated effects on the Company’s results of operations; and any other statements regarding future growth, future cash needs, future operations, business plans and future financial results.

Williams Industrial Services Group

March 31, 2021

Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including the section of the Annual Report on Form 10-K for its 2020 fiscal year titled “Risk Factors.” Any forward-looking statement speaks only as of the date of this press release. Except as may be required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and you are cautioned not to rely upon them unduly.

Investor Contact:

Chris Witty

Darrow Associates

646-345-0998

cwitty@darrowir.com

Financial Tables Follow

Williams Industrial Services Group

March 31, 2021

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands, except share and per share amounts)	2020	2019	2020	2019
Revenue	$64,115	$66,807	$269,051	$245,787
Cost of revenue	55,021	57,737	235,035	214,887

Gross profit	9,094	9,070	34,016	30,900
Gross margin	14.2%	13.6%	12.6%	12.6%

Selling and marketing expenses	168	119	569	587
General and administrative expenses	6,308	8,256	23,721	24,583
Depreciation and amortization expense	43	76	187	301
Total operating expenses	6,519	8,451	24,477	25,471

Operating income	2,575	619	9,539	5,429
Operating margin	4.0%	0.9%	3.5%	2.2%

Interest expense, net	1,443	1,528	6,083	6,032
Loss on extinguishment of debt	1,455	—	1,455	—
Other income, net	(430)	(805)	(1,367)	(1,958)
Total other expenses, net	2,468	723	6,171	4,074

Income (loss) from continuing operations before income tax expense	107	(104)	3,368	1,355
Income tax expense	820	192	1,385	333
Income (loss) from continuing operations	(713)	(296)	1,983	1,022

Loss from discontinued operations before income tax expense (benefit)	(183)	(59)	(405)	(234)
Income tax expense (benefit)	96	(553)	40	(1,398)
Income (loss) from discontinued operations	(279)	494	(445)	1,164

Net income (loss)	$(992)	$198	$1,538	$2,186

Basic earnings (loss) per common share
Income (loss) from continuing operations	$(0.03)	$(0.02)	$0.08	$0.05
Income (loss) from discontinued operations	(0.01)	0.03	(0.02)	0.07
Basic earnings (loss) per common share	$(0.04)	$0.01	$0.06	$0.12

Diluted earnings (loss) per common share
Income (loss) from continuing operations	$(0.03)	$(0.02)	$0.08	$0.05
Income (loss) from discontinued operations	(0.01)	0.03	(0.02)	0.07
Diluted earnings (loss) per common share	$(0.04)	$0.01	$0.06	$0.12

Weighted average common shares outstanding (basic)	24,689,337	18,775,136	23,676,458	18,700,107
Weighted average common shares outstanding (diluted)	24,689,337	18,831,450	24,217,997	18,922,012

Williams Industrial Services Group

March 31, 2021

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

REVENUE BRIDGE ANALYSIS*

Fourth Quarter 2020 Revenue Bridge

(in millions)	$ Change
Fourth quarter 2019 revenue	$66.8
Plant Vogtle Units 3 and 4	(9.7)
Canada	3.3
Decommissioning	1.7
Project mix	2.0
Total change	(2.7)
Fourth quarter 2020 revenue*	$64.1

2020 Full Year Revenue Bridge

(in millions)	$ Change
2019 revenue	$245.8
Plant Vogtle Units 3 and 4	14.6
Canada	18.8
Decommissioning	18.8
Nuclear Maintenance	(19.1)
Oil & Gas	(8.1)
Project mix	(1.7)
Total change	23.3
2020 revenue*	$269.1

*Numbers may not sum due to rounding

Williams Industrial Services Group

March 31, 2021

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,
($ in thousands, except share and per share amounts)	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$8,716	$7,350
Restricted cash	468	468
Accounts receivable, net of allowance of $351 and $377, respectively	27,549	38,218
Contract assets	7,969	7,225
Other current assets	6,457	2,483
Total current assets	51,159	55,744

Property, plant and equipment, net	309	273
Goodwill	35,400	35,400
Intangible assets, net	12,500	12,500
Other long-term assets	5,712	8,549
Total assets	$105,080	$112,466

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,210	$16,618
Accrued compensation and benefits	15,800	9,318
Contract liabilities	2,529	2,699
Short-term borrowings	352	10,849
Current portion of long-term debt	1,050	700
Other current liabilities	7,170	6,408
Current liabilities of discontinued operations	342	340
Total current liabilities	33,453	46,932
Long-term debt, net	30,728	32,658
Deferred tax liabilities	2,440	2,198
Other long-term liabilities	2,098	4,028
Long-term liabilities of discontinued operations	4,466	4,486
Total liabilities	73,185	90,302
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 170,000,000 shares authorized and 25,926,333 and 19,794,270 shares issued, respectively, and 25,336,442 and 19,057,195 shares outstanding, respectively	256	198
Paid-in capital	90,292	81,964
Accumulated other comprehensive income (loss)	28	222
Accumulated deficit	(58,673)	(60,211)
Treasury stock, at par (589,891 and 737,075 common shares, respectively)	(8)	(9)
Total stockholders’ equity	31,895	22,164
Total liabilities and stockholders’ equity	$105,080	$112,466

Williams Industrial Services Group

March 31, 2021

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year Ended December 31,
(in thousands)	2020	2019
Operating activities:
Net income	$1,538	$2,186
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Net (income) loss from discontinued operations	445	(1,164)
Deferred income tax provision (benefit)	242	(484)
Depreciation and amortization on property, plant and equipment	187	301
Amortization of deferred financing costs	1,536	615
Gain on disposals of property, plant and equipment	(104)	—
Debt extinguishment expenses	1,211	—
Bad debt expense	(351)	237
Stock-based compensation	2,546	1,698
Changes in operating assets and liabilities, net of businesses acquired and sold:
Accounts receivable	11,107	(15,675)
Contract assets	(699)	1,001
Other current assets	(3,903)	(743)
Other assets	3,972	1,613
Accounts payable	(10,438)	13,697
Accrued and other liabilities	4,532	(6,704)
Contract liabilities	(176)	(579)
Net cash provided by (used in) operating activities, continuing operations	11,645	(4,001)
Net cash provided by (used in) operating activities, discontinued operations	(464)	162
Net cash provided by (used in) operating activities	11,181	(3,839)
Investing activities:
Purchase of property, plant and equipment	(117)	(242)
Net cash used in investing activities	(117)	(242)
Financing activities:
Repurchase of stock-based awards for payment of statutory taxes due on stock-based compensation	(227)	(154)
Proceeds from issuance of common stock	6,489	—
Debt issuance costs	(4,200)	—
Debt refinancing costs and original issue discount	(2,003)	—
Proceeds from short-term borrowings	262,695	223,958
Repayments of short-term borrowings	(273,192)	(216,383)
Proceeds from long-term debt	35,000	—
Repayments of long-term debt	(34,388)	(525)
Net cash provided by (used in) financing activities	(9,826)	6,896
Effect of exchange rate change on cash	128	61
Net change in cash, cash equivalents and restricted cash	1,366	2,876
Cash, cash equivalents and restricted cash, beginning of period	7,818	4,942
Cash, cash equivalents and restricted cash, end of period	$9,184	$7,818

Supplemental Disclosures:
Cash paid for interest	$4,316	$4,697
Noncash fee related to revolving debt facility	$150	$100

Williams Industrial Services Group

March 31, 2021

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE (UNAUDITED)

This press release contains financial measures not derived in accordance with accounting principles generally accepted in the United States (“GAAP”). A reconciliation to the most comparable GAAP measure is provided below.

ADJUSTED EBITDA-CONTINUING OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2020	2019	2020	2019
Income (loss) from continuing operations	$(713)	$(296)	$1,983	$1,022
Add back:
Interest expense, net	1,443	1,528	6,083	6,032
Income tax expense	820	192	1,385	333
Depreciation and amortization expense	43	76	187	301
Stock-based compensation	801	584	2,503	1,595
Severance costs	—	865	421.00	1,314
Other non-recurring expenses	—	—	—	241
Franchise taxes	64	63	267	255
Loss on other receivables	—	—	—	189
Consulting expenses	(69)	433	194	585
Bank fees	314	548	314	685
Loss on extinguishment of debt	1,455	—	1,455	—
Foreign currency (gain) loss	(162)	206	(186)	20
Settlement expenses	—	—	129	—
Adjusted EBITDA - continuing operations	$3,996	$4,199	$14,734	$12,572

ADJUSTED EBITDA-CONTINUING OPERATIONS – RECONCILIATION OF ANNUAL AMOUNTS

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2020	2019	2020	2019
Income (loss) from continuing operations	$(713)	$(296)	$1,983	$1,022
Add back:
Interest expense, net	1,443	1,528	6,083	6,032
Income tax expense	820	192	1,385	333
Depreciation and amortization expense	43	76	187	301
Stock-based compensation	801	584	2,503	1,595
Severance costs	—	865	—	—
Other non-recurring expenses	—	—	—	—
Franchise taxes	64	63	267	255
Loss on other receivables	—	—	—	189
Consulting expenses	(69)	433	194
Bank fees	314	548	314	—
Loss on extinguishment of debt	1,455	—	1,455	—
Foreign currency (gain) loss	(162)	206	(186)	20
Settlement expenses	—	—	129	—
Adjusted EBITDA - continuing operations	$3,996	$4,199	$14,314	$9,747

Williams Industrial Services Group

March 31, 2021

NOTE 1 — Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is not calculated through the application of GAAP and is not the required form of disclosure by the U.S. Securities and Exchange Commission. Adjusted EBITDA is the sum of the Company’s net income (loss) before interest expense, net, and income tax (benefit) expense and unusual gains or charges. It also excludes non-cash charges such as depreciation and amortization. The Company’s management believes adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes and unusual gains or charges (stock-based compensation, severance costs, other non-recurring expenses, franchise taxes, loss on other receivables, consulting expenses, bank fees, foreign currency (gain) loss, loss on extinguishment of debt and settlement expenses), which are not always commensurate with the reporting period in which such items are included. Williams’ credit facility also contains ratios based on EBITDA. Adjusted EBITDA should not be considered an alternative to net income or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP, and, therefore, should not be used in isolation from, but in conjunction with, the GAAP measures. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Note Regarding Forward-Looking Non-GAAP Financial Measures

The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis.